Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and shareholders

Vertical Communications, Inc. and subsidiaries (formerly Artisoft, Inc.):

We consent to the incorporation by reference in the registration statements (No. 33-78484, 33-78482, 33-78580, 33-88842, 33-89268, 333-57424, 333-102230, 333-111151, and 333-113962) on Form S-8 of Vertical Communications, Inc. (formerly Artisoft, Inc.) of our report dated October 13, 2004, with respect to the consolidated statements of operations, convertible redeemable preferred stock and shareholders’ equity, and cash flows of Vertical Communications, Inc. for the year ended June 30, 2004, which report appears in the June 30, 2006, annual report on Form 10-K of Vertical Communications, Inc.

KPMG LLP

Boston, MA

October 16, 2006